Exhibit 99.1

GrafTech Reports Fourth Quarter and Year Ended 2009 Results

PARMA, Ohio--(BUSINESS WIRE)--February 23, 2010--GrafTech International Ltd. (NYSE:GTI) today announced financial results for the fourth quarter and year ended December 31, 2009.

2009 Fourth Quarter Highlights (Q4 2009 as compared to Q3 2009 and Q4 2008)

  Net sales increased 23 percent to $202 million, versus the third quarter 2009, representing the strongest quarter of the year. Year-over-year fourth quarter net sales were down $63 million or 24 percent.
  Gross profit was $67 million or 33.0 percent of sales, a $20 million improvement over the third quarter 2009. This compares to gross profit of $97 million or 36.8 percent of sales in the fourth quarter 2008.
  Operating income was $46 million, as compared to $25 million in the third quarter 2009 and $70 million in the fourth quarter 2008. During the fourth quarter 2009, we settled a contingent liability in Brazil which had a favorable impact on operating income in the quarter of $4 million. Excluding the impact of this benefit, operating income was $42 million in the fourth quarter 2009, the highest quarterly operating income of the year.
  Net income was $34 million, or $0.28 per diluted share, versus $7 million, or $0.06 per diluted share, in the third quarter 2009. Net income was $35 million or $0.29 per diluted share in the fourth quarter 2008, including the unfavorable impact of the non-cash impairment of $23 million, after tax, associated with our investment in Seadrift Coke L.P. (Seadrift).
  On an operating basis, net income before special items* was $31 million, or $0.26 per diluted share, as compared to $18 million, or $0.15 per diluted share, in the third quarter 2009. Net income before special items* was $59 million, or $0.49 per diluted share, in the fourth quarter 2008.

2009 Full Year Review

  Net sales were $659 million, versus 2008 net sales of $1,190 million. The year-over-year decline in sales was primarily the result of lower volumes associated with significantly reduced demand driven by the global economic recession, partially offset by an increase in year-over-year price realization.
  Gross profit declined to $191 million or 29.0 percent of sales, as compared to $433 million or 36.4 percent of sales in 2008. The reduction in gross profit percentage was largely the result of unfavorable fixed cost absorption associated with lower sales volume.
  Operating income was $99 million, versus $329 million in 2008. Operating income margin decreased to 15.0 percent of sales, from 27.6 percent in 2008.
  Net income was $13 million, or $0.10 per diluted share, versus $201 million, or $1.74 per diluted share, in 2008. Adversely impacting net income in both periods were charges, net of tax, of $45 million in 2009 and $23 million in 2008, related to the non-cash impairment in the value of our investment in Seadrift.
  On an operating basis, net income before special items* was $69 million, or $0.57 per diluted share, as compared to $242 million, or $2.09 per diluted share, in 2008.
  Net cash provided by operating activities was $170 million, versus $249 million in 2008. Operating net cash in 2009 was favorably impacted by a $68 million decrease in working capital requirements. This solid performance allowed us to virtually eliminate our debt and finish the year with $50 million in cash and cash equivalents.

Craig Shular, Chief Executive Officer of GrafTech, commented, “Our team was able to achieve productivity and cost control initiatives allowing us to be profitable and cash flow positive in a very difficult operating environment. We completed the year with the strongest balance sheet in our Company’s history, closing the year with $50 million in cash and an undrawn revolver.”

Mr. Shular continued, “Standard & Poor’s recognized the improvements made to the balance sheet by raising our corporate credit rating two notches to ‘BB+’ and increasing the rating on our revolving credit facility to ‘BBB’, or investment grade. The improvement to our credit ratings positions our Company well for future growth.”

Industrial Materials Segment

The Industrial Materials segment’s net sales declined to $167 million in the fourth quarter 2009, as compared to $219 million in the fourth quarter 2008. Net sales in the quarter increased $30 million from $137 million in the 2009 third quarter primarily as a result of higher graphite electrode sales volume.

Operating income for the Industrial Materials segment was $42 million in the fourth quarter of 2009, versus $59 million in the same period in 2008. The decline year-over-year was primarily due to lower sales volume for graphite electrodes and unfavorable currency movement, offset in part by higher graphite electrode selling prices.

Engineered Solutions Segment

Net sales for the Engineered Solutions segment were $35 million in the fourth quarter 2009, as compared to $46 million in the fourth quarter 2008, due to lower sales volume associated with weak end market demand. Net sales increased $7 million as compared to the third quarter 2009.

Operating income for the Engineered Solutions segment was $4 million, as compared to $11 million in the fourth quarter 2008. The reduction in operating income was primarily the result of lower sales volume across multiple product lines and an unfavorable product mix.

Corporate

Selling and administrative and research and development expenses were $21 million in the fourth quarter 2009, as compared to $27 million in the fourth quarter 2008. During the fourth quarter 2009, we settled a contingent liability in Brazil, which had a favorable impact in the quarter of $4 million. Excluding this impact, overhead expense for the fourth quarter 2009 was $25 million.

Other income, net, was $7 million in the fourth quarter 2009, as compared to other expense, net, of $5 million in the same period in 2008. The change is largely due to the remeasurement of intercompany loans which generated a non-cash gain of approximately $6 million in the current reported quarter, as compared to a loss of approximately $4 million in the prior year.

The effective income tax rate in the fourth quarter 2009 and the full year 2009, excluding other special charges, was 24 percent, consistent with our prior guidance.

Outlook

Based on current International Monetary Fund (IMF) projections and other global economic forecasts, world output is projected to rise in 2010 in both advanced and emerging economies, although to varying degrees. IMF notes that the recovery in advanced economies is anticipated to be weak by past standards while emerging economies are poised for a quicker and stronger recovery given robust internal demand. While recovery has begun in certain regions, electric arc furnace steel end market demand is anticipated to remain below pre-crisis levels.

As a result, graphite electrode industry recovery is anticipated to be slow as operating rates remain subdued compared to historical standards. Weak end market demand remains a risk to price realization as we work to complete our 2010 graphite electrode order book. We expect 2010 results to benefit from improved volumes in our graphite electrode business; however, this impact will be partially offset due to significant higher raw material costs.

Given the fragile state of economic recovery, limited customer visibility and shift in customer order patterns to shorter term contracts, our ability to project full year detailed guidance is limited. We expect that the first quarter will be our weakest quarter of the year with operating income targeted to be in the range of $30 million to $34 million. A marginal improvement to earnings is anticipated in subsequent quarters, driven by a slight increase in Industrial Material volumes and the expectation that our Engineered Solutions segment begins to recover in the second half of 2010.

In 2010, we are targeting overhead expense to be in the range of $105 million to $110 million, capital expenditures to be in the range of $70 million to $75 million, depreciation expense to be approximately $35 million and the effective tax rate to be in the range of 24 percent to 27 percent.

Mr. Shular commented, “Given our strong balance sheet and commitment to growing our Company, we expect an increase in overhead expense and capital expenditures in 2010 to better position our Company for future growth. We are investing in organic growth by increasing our sales and marketing coverage, supporting Lean initiatives, and funding new product development projects.”

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. Eastern. The call will be webcast and available at www.graftech.com, in the investor relations section. A conference call will also be available. The dial-in number is 800-894-3831 for domestic and 763-416-5291 for international. The rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission available at www.graftech.com. This includes its annual report on Form 10-K for the period reported. Upon request, GrafTech will provide its stockholders with a hard copy of its complete audited financial statements free of charge.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in about 70 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, petrochemical and other metals markets. We operate 11 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our preliminary unaudited results for the fourth quarter and full year ended December 31, 2009 and outlook for 2010; regional and global economic and industry market conditions including our expectations concerning their impact on the markets we serve, our profitability, cash flow, and liquidity; conditions and changes in the global financial and credit markets and their impact on us and our customers and suppliers; the impact of actions being taken to improve our cost competitiveness and liquidity; estimated future capital expenditures and their impact on product quality and efficiencies; changes in operating rates and production capacity in our operations and our customers’ operations; growth rates for, future prices and sales of, and demand for our products and our customers products; costs of materials and production, including anticipated changes therein; our position in markets we serve; investments and acquisitions that we have made or may make in the future; tax rates and the effects of jurisdictional mix and nonrecurring and other items; future operational and financial performance; strategic and growth plans; currency exchange and interest rates; financing activities (including those with respect to our credit facilities which expire in July 2010 and our factoring and supply chain financing); stock repurchase plans; raw material and supply chain management; future sales, costs, working capital, revenues, business opportunities; operational and financial performance; and debt levels. We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: the extent of any adjustments to our preliminary 2009 fourth quarter and full year results; the actual timing of the filing of our Form 10-K with the SEC and potential effects of delays in such filing; government fiscal and monetary stimulus and stabilization plans that could significantly impact us and our industry; further downturn or changes in steel and other markets we serve that could result in additional loss of revenue, profitability, and cash flow; a protracted regional or global financial or economic crisis that could cause us not to achieve our growth and diversification plans, or meet market expectations, or to lose market share; challenging economic conditions may lead to more intensified price competition and price or margin decreases; reductions in capacity or production by us and our customers; timing of customer destocking activities or failure of demand to increase thereafter; graphite electrode manufacturing capacity increases; differences between actual graphite electrode prices and spot or announced prices; changes in inventory management and utilization or in supply chain management; consolidation of steel producers; limitations on the amounts of or delays in the timing of our capital expenditures; absence of successful development and commercialization of new or improved products or subsequent displacement thereof by other products or technologies; failure to expand manufacturing capacity to meet growth in demand, if any; investments and acquisitions that we make or may make in the future may not be successfully integrated into our business or provide the performance or returns expected; inability to protect our intellectual property rights or infringement of intellectual property rights of others; unanticipated developments in legal proceedings or litigation; non-realization of anticipated benefits from organizational changes and restructurings; significant changes in our provision for income taxes and effective income tax rate; unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, changes in labor relations; significant changes in the cost of key and other raw materials, including petroleum based coke, or energy by reason of shortages, market pricing, volume and other pricing terms in applicable supply contracts, or other events; changes in market prices of our securities, or other events that affect our financing and capital structure plans or limit our ability to obtain financing for growth and other initiatives on acceptable terms; changes in interest or currency exchange rates or competitive conditions, including activities of producers in developing countries and the mix, distribution, and pricing of their products; inflation or deflation; changes in appropriation of or failure to satisfy conditions to government grants; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)
(Unaudited)

	At December 31, 2008	At December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$11,664	$50,181
Accounts and notes receivable, net of allowance for doubtful accounts of $4,110 at December 31, 2008 and $4,545 at December 31, 2009	146,986	117,620
Inventories	290,397	245,511
Loan to non-consolidated affiliate	-	6,000
Prepaid expenses and other current assets	14,376	9,586
Total current assets	463,423	428,898

Property, plant and equipment	873,932	982,173
Less: accumulated depreciation	536,562	610,182
Net property, plant and equipment	337,370	371,991
Deferred income taxes	1,907	11,437
Goodwill	7,166	9,037
Other assets	12,887	7,298
Investment in non-consolidated affiliate	118,925	63,315
Restricted cash	1,451	632
Total assets	$943,129	$892,608
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$55,132	$33,928
Short-term debt	9,347	1,113
Accrued income and other taxes	34,861	38,977
Other accrued liabilities	141,283	106,311
Total current liabilities	240,623	180,329

Long-term debt:
Principal	50,328	1,467
Fair value adjustments for hedge instruments	191	-
Unamortized premium (discount)	38	-
Total long-term debt	50,557	1,467
Other long-term obligations	118,272	108,267
Deferred income taxes	29,087	25,486

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	-	-
Common stock, par value $.01, 150,000,000 shares authorized at December 31, 2008 and 225,000,000 authorized at December 31, 2009, 122,634,854 shares issued at December 31, 2008 and 124,027,399 shares issued at December 31, 2009	1,226	1,240
Additional paid-in capital	1,290,381	1,300,051
Accumulated other comprehensive loss	(355,960)	(305,644)
Accumulated deficit	(317,752)	(305,202)
Less: cost of common stock held in treasury, 3,974,345 shares at December 31, 2008 and December 31, 2009	(112,511)	(112,511)
Less: common stock held in employee benefit and compensation trusts, 55,728 shares at December 31, 2008 and 71,493 shares at December 31, 2009	(794)	(875)
Total stockholders’ equity	504,590	577,059
Total liabilities and stockholders’ equity	$943,129	$892,608

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2008	2009	2008	2009

Net sales	$264,950	$202,365	$1,190,238	$659,044
Cost of sales	167,569	135,607	756,802	467,939
Gross profit	97,381	66,758	433,436	191,105

Research and development	2,407	2,120	8,986	10,168
Selling and administrative expenses	24,724	19,006	95,757	82,325
Operating income	70,250	45,632	328,693	98,612

Equity in losses of and write-down of investment in non-consolidated affiliate	36,256	1,145	36,256	55,488
Other expense (income), net	4,543	(6,578)	11,578	1,868
Interest expense	2,491	1,373	19,350	5,609
Interest income	(355)	(495)	(1,137)	(1,047)

Income before provision for income taxes	27,315	50,187	262,646	36,694
(Benefit from) provision for income taxes	(7,261)	15,879	62,131	24,144
Net income	$34,576	$34,308	$200,515	$12,550

Basic income per common share:
Net income per share	$0.29	$0.29	$1.80	$0.10
Weighted average common shares outstanding	118,543	120,024	111,447	119,707

Diluted earnings per common share:
Net income per share	$0.29	$0.28	$1.74	$0.10
Weighted average common shares outstanding	119,040	121,134	119,039	120,733

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2008	2009	2008	2009

Cash flow from operating activities:
Net income	$34,576	$34,308	$200,515	$12,550
Adjustments to reconcile net income to cash
provided by operations:
Depreciation and amortization	8,679	8,832	35,427	32,737
Deferred income taxes	(7,163)	1,983	3,049	(8,846)
Equity in losses of and write-down of investment in non-	36,256	1,146	36,256	55,489
consolidated affiliate
Post retirement and pension plan changes	355	(293)	7,034	6,395
Gain on redemption of Debentures	-	-	(4,060)	-
Currency losses (gains)	71	(4,506)	(7,681)	629
Stock based compensation, including incentive	1,042	888	4,903	6,845
compensation paid in company stock
Interest expense	288	326	7,776	1,366
Other charges (credits), net	6,415	(8,203)	(883)	6,463
Dividends from non-consolidated affiliate	553	-	553	122
Decrease (increase) in working capital[1]	9,641	19,915	(19,919)	67,608
(Increase) in long-term assets and liabilities	(11,356)	(5,770)	(14,334)	(11,029)
Net cash provided by operating activities	79,357	48,626	248,636	170,329

Cash flow from investing activities:
Capital expenditures	(24,344)	(15,676)	(71,954)	(56,220)
Investment in and loan to non-consolidated affiliate	(77)	-	(136,467)	(6,000)
(Payments) proceeds from derivative instruments	(2,042)	551	(1,731)	984
Proceeds from sale of assets	(121)	52	198	164
Net change in restricted cash	5	1,818	96	819
Other	-	143	-	143
Net cash used in investing activities	(26,579)	(13,112)	(209,858)	(60,110)

Cash flow from financing activities:
Short-term debt (reductions) borrowings, net	(1,926)	(8,901)	9,699	(8,128)
Revolving Facility borrowings	(661)	-	180,000	124,715
Revolving Facility reductions	(79,123)	-	(150,000)	(155,231)
Proceeds from long-term debt	-	-	-	1,837
Principal payments on long-term debt	(256)	(6)	(179,674)	(20,041)
Supply chain financing	30,115	14,404	30,115	(15,711)
Proceeds from exercise of stock options	252	562	37,162	651
Purchase of treasury shares	34	-	(21,216)	-
Excess tax benefit from stock-based compensation	54	114	14,327	124
Long-term financing obligations	(332)	(276)	(628)	(1,091)
Net cash (used in) provided by financing activities	(51,843)	5,897	(80,215)	(72,875)

Net increase (decrease) in cash and cash equivalents	935	41,411	(41,437)	37,344
Effect of exchange rate changes on cash and cash equivalents	(403)	105	(1,640)	1,173
Cash and cash equivalents at beginning of period	11,132	8,665	54,741	11,664
Cash and cash equivalents at end of period	$11,664	$50,181	$11,664	$50,181

[1]Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable, net	$35,066	$(5,977)	$(25,530)	$58,210
Effect of factoring of accounts receivable	203	(8,275)	24,299	(24,268)
Inventories	(18,269)	6,811	(29,278)	69,630
Prepaid expenses and other current assets	987	1,500	252	904
Restructuring payments	(49)	(23)	(922)	(35)
Increase (decrease) in accounts payable and accruals	1,222	19,897	11,762	(42,775)
(Decrease) increase in accrued income taxes	(9,659)	5,961	8,178	6,867
Increase (decrease) in interest payable	140	21	(8,680)	(925)
Decrease (increase) in working capital	$9,641	$19,915	$(19,919)	$67,608

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
SEGMENT DATA SUMMARY
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2008	2009	2008	2009

Net sales:
Industrial Materials	$219,322	$167,051	$1,008,778	$538,126
Engineered Solutions	45,628	35,314	181,460	120,918
Net sales	$264,950	$202,365	$1,190,238	$659,044

Operating income:
Industrial Materials	$58,975	$41,832	$287,466	$88,818
Engineered Solutions	11,275	3,800	41,227	9,794
Operating income	$70,250	$45,632	$328,693	$98,612

Operating income margin:
Industrial Materials	26.9%	25.0%	28.5%	16.5%
Engineered Solutions	24.7%	10.8%	22.7%	8.1%
Operating income margin	26.5%	22.5%	27.6%	15.0%

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
SELECTED THIRD QUARTER 2009 DATA
(Dollars in thousands)
(Unaudited)

For the Three Months Ended September 30,
2009

Net Sales	$164,879
Industrial Materials Net Sales	$136,721
Engineered Solutions Net Sales	$28,158
Gross Profit	$46,533
Operating Income	$25,073
Net Income	$6,864
Net Income Before Special Items	$18,462
Net Cash Provided by Operating Activities	$61,272

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands, except per share data)
(Unaudited)

Net Income and Earnings per Share Reconciliation

	For the Three Months Ended December 31, 2008		For the Three Months Ended December 31, 2009
	Income	EPS Impact	Income	EPS Impact
Net Income	$34,576	$0.29	$34,308	$0.28
Adjustments, net of tax, per diluted share
- Equity in losses of and write-down of investment in non- consolidated affiliate	22,187	0.18	6,032	0.05
- Non-recurring tax adjustments	(2,828)	(0.02)	(1,017)	(0.01)
- Settlement of contingent liability	-	-	(2,987)	(0.02)
- Restructuring and Other (income) expense, net	4,727	0.04	(5,180)	(0.04)
Net Income before special items	$58,662	$0.49	$31,156	$0.26

	For the Twelve Months Ended December 31, 2008		For the Twelve Months Ended December 31, 2009
	Income	EPS Impact	Income	EPS Impact
Net Income	$200,515	$1.74	$12,550	$0.10
Adjustments, net of tax, per diluted share
- Equity in losses of and write-down of investment in non- consolidated affiliate	22,187	0.19	52,985	0.44
- Non-recurring tax adjustments	(1,927)	(0.02)	1,645	0.01
- Previously outstanding convertible debentures	5,841	0.05	-	-
- Settlement of contingent liability	-	-	(2,987)	(0.02)
- Restructuring and Other (income) expense, net	15,654	0.13	5,028	0.04
Net Income before special items	$242,270	$2.09	$69,221	$0.57

For the full year 2008, the non-GAAP earnings per diluted share included 13.6 million shares underlying our previously outstanding convertible debentures and excluded approximately $6 million, before and after tax, of previously outstanding convertible debenture interest expense applicable through June 19, 2008.

NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GrafTech’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

-----------------------------------------

* Non-GAAP financial measures. See attached reconciliations.

GTI-G

CONTACT:
GrafTech International Ltd.
Kelly Taylor, 216-676-2000
Manager, Investor Relations